                                                                    EXHIBIT 10.3


                               AGREEMENT OF LEASE

                                     BETWEEN

                          COLGATEDRIVE ASSOCIATES, L.P.

                                   AS LANDLORD

                                       AND

                          e.spire COMMUNICATIONS, INC.
                                    AS TENANT

                                  OFFICE LEASE

    LEASE made this ____ day of September, 1999 by and between COLGATEDRIVE ASSOCIATES, L.P., a Pennsylvania limited partnership (hereinafter called "LANDLORD"), and e.spire COMMUNICATIONS, INC., a Delaware corporation (hereinafter called "TENANT").

                          FUNDAMENTAL LEASE PROVISIONS

          1. "TERM": Seven (7) years commencing on the Commencement Date and ending on the date (the "Expiration Date") which is (I) the day immediately preceding the seventh (7th) anniversary of the Commencement Date, if the Commencement Date is the first day of a calendar month, or (ii) the last day of the calendar month in which the seventh (7th) anniversary of the Commencement Date occurs, if the Commencement Date is any day other than the first day of a calendar month.

          2. (a) "DEMISED PREMISES": approximately 90,000 rentable square feet ("TENANT'S RSF") in the building known as The Renaissance at Columbia Gateway, 7125 Columbia Gateway Drive (the "BUILDING") consisting of approximately 613,000 rentable square feet in the aggregate, located in the City of Columbia, Howard County, Maryland, 21046, which Demised Premises are shown cross-hatched on the plan attached hereto as EXHIBIT "A". The Building and the land on which the Building is located are hereinafter referred to as the "PROPERTY". The square footage of the Demised Premises shall, for all purposes under this Lease, be deemed to be the square footage set forth above. Notwithstanding the foregoing, on or prior to sixty (60) days after the Commencement Date, the Landlord shall cause its architect to certify to Tenant the rentable square footage of the Demised Premises, which calculation shall be based upon the BOMA standard (ANSI 265.1-1980) of measurement (which shall take into account the Building's final loss factor). Within thirty (30) days after receipt of Landlord's architect's measurement, Tenant shall have the right to cause its architect to confirm Landlord's architect's measurement, using the same measurement standard as Landlord's architect. If the two architects' measurements differ by more than four percent (4%), and Landlord and Tenant cannot promptly resolve any differences regarding such square footage, then the Landlord's architect and the Tenant's architect shall agree upon a third, neutral architect or space planner with at least ten (10) years of interior design and measurement experience to resolve any conflicts, and the measurement determined by such neutral architect shall be binding upon the parties. Following determination of the rentable square footage of the Demised Premises, all provisions hereunder based on Tenant's RSF shall be adjusted accordingly.

              (b) "OFFICE BUILDING": shall mean that portion of the Building that Landlord has designated for lease by office tenants, as the same may be adjusted from time to time. Landlord currently anticipates that the Office Building shall consist of approximately 317,395 rentable square feet following 100% occupancy of the Building.

              (c) "WAREHOUSE/RETAIL BUILDING": shall mean that portion of the Building which Landlord has designated for lease by warehouse, retail and other non-office tenants, as the same may be adjusted from time to time.


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

          3. "OFFICE BUILDING RSF": the rentable square footage of the Office Building (as hereinafter defined), which is currently estimated to be 317,395 rentable square feet. The rentable square footage of the Office Building will be revised to reflect the final rentable square footage of the Office Building upon 100 % occupancy of the Building.

          4. "TENANT'S FRACTION": 28.356%, which is Tenant's RSF divided by the Office Building RSF, as the same may be adjusted from time to time.

          5. "BASE YEAR": Calendar Year 2000 and, with respect to Taxes, Tax Year 1999-2000.

          6. "COMMENCEMENT DATE": the earlier of (i) the date the Tenant first opens for business in the Demised Premises and (ii) March 1, 2000; provided, however, that in the event that the Landlord fails to Substantially Complete the Preliminary Base Building Work by November 1,1999, then the date set forth in clause (ii) above shall be extended by one day for each day that Substantial Completion of the Preliminary Base Work is delayed beyond November 1,1999.

          7.  "ESTIMATED COMMENCEMENT DATE": March 1, 2000.

          8.  "NOTICE ADDRESSES":

              Landlord:  c/o Preferred Real Estate Investments, Inc.
                         555 North Lane, Suite 6101
                         Conshohocken, PA 19428

              Tenant:    133 National Business Parkway, Suite 200
                         Annapolis Junction, Maryland 20701
                         Attn:  Real Estate Department
                         cc:    General Counsel

          9.  "PERMITTED USE": General office use.

          10. "ANNUAL BASE RENT":

----------------------------------------------------------------------------
    YEAR/PERIOD         Annual rent      Monthly Installment   Rent/Sq. Ft.
----------------------------------------------------------------------------
    Lease Year l        $1,621,800.00        $135,150.00        $18.02
----------------------------------------------------------------------------
    Lease Year 2        $1,660,500.00        $138,375.00        $18.45
----------------------------------------------------------------------------
    Lease Year 3        $1,700,100.00        $141,675.00        $18.89
----------------------------------------------------------------------------
    Lease Year 4        $1,740,600.00        $145,050.00        $19.34
----------------------------------------------------------------------------
    Lease Year 5        $1,782,000.00        $148,500.00        $19.80
----------------------------------------------------------------------------
    Lease Year 6        $1,825,200.00        $152,100.00        $20.28
----------------------------------------------------------------------------
    Lease Year 7        $1,869,300.00        $155,775.00        $20.77
----------------------------------------------------------------------------

          11. "SECURITY DEPOSIT": $267,000.00.

          12. "PROPERTY MANAGER": Rent Payment Address:


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              Equivest Management Company
              P0 Box 13700
              Philadelphia, PA 19191-1062

          13. BROKERS:

              "LANDLORD'S BROKER" - Preferred Real Estate Advisors, Inc.

              "TENANT'S BROKER" -   CB Richard Ellis, Inc.

          14. "SERVICE BUSINESS HOURS":

              Monday - Friday:  8:00 a.m. -6:00 p.m.
              Saturday:         9:00 a.m. - 1:00 p.m.

List of Exhibits

Exhibit "A"   -     Demised Premises
Exhibit "B"   -     Base Building Work
Exhibit "B-1" -     Preliminary Base Building Work
Exhibit "B-2" -     Tenant's Plans
Exhibit "C"   -     Form of Letter of Credit
Exhibit "C-1" -     Rules and Regulations
Exhibit "D"   -     Janitorial Specifications
Exhibit "E"   -     First Offer Space
Exhibit "F"   -     Expansion Space
Exhibit "G"   -     Storage Space
Exhibit "H"   -     Reserved Parking
Exhibit "I"   -     Exterior Signage


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                                WITNESSETH, THAT:

          1. DEMISED PREMISES. Landlord, for the Term and subject to the provisions and conditions hereof, leases to Tenant and Tenant accepts from Landlord, the Demised Premises. Tenant shall not use or occupy, or permit or suffer to be used or occupied, the Demised Premises or any part thereof, other than for the Permitted Use.

          2. TERM. The first lease year of the Term shall commence on the Commencement Date and shall end on (i) the day immediately preceding the first anniversary of the Commencement Date, if the Commencement Date is the first day of the month, or (ii) the last day of the month in which the first anniversary of the Commencement Date occurs, if the Commencement Date is any day other than the first day of a calendar month. Each lease year after the first lease year shall be a consecutive twelve (12) month period commencing on the first day of the calendar month immediately following the preceding lease year.

          3.  TENANT IMPROVEMENTS.

              (a) Landlord shall, at its sole expense, construct the base building work identified on Exhibit "B" attached hereto and made a part hereof (the "BASE BUILDING WORK"). Landlord shall secure all necessary permits and comply with all applicable laws in connection therewith (but excluding any permits and approvals required for the performance of the Tenant Improvements as hereinafter defined). Landlord shall substantially complete the "Preliminary Base Building Work" identified on Exhibit "B-1" on or prior to November 1,1999. "SUBSTANTIAL COMPLETION" is defined as that point in time when Landlord's architect certifies that construction of the Preliminary Base Building Work is complete except for (i) any improvements or work to be performed by Tenant; (ii) minor or insubstantial details of construction, mechanical adjustments, or finishing touches, which items shall not adversely affect Tenant's conduct of its ordinary business activities in the Premises; (iii) items not then completed because of Tenant Delays and (iv) items to be performed by Landlord contemporaneously with Tenant's construction of the Tenant Improvements (as hereinafter defined), namely, all Base Building Work other than the Preliminary Base Building Work. "TENANT DELAY" is defined as delay directly impacting Landlord's ability to timely achieve Substantial Completion which is caused by Tenant, provided, however, in no event shall Tenant Delay be claimed as a basis for relief from the provisions specified above unless and until Landlord has first given Tenant notice that it intends to claim delay as a result of Tenant's acts or failure to timely act. Except for the Base Building Work, Landlord shall have no obligation to perform any improvements to the Demised Premises to prepare the space for Tenant's occupancy, and Tenant acknowledges that, except for the Base Building Work to be completed by Landlord, Tenant has inspected the Demised Premises and accepts the same in its "AS IS" condition, without any representation or warranty by Landlord. Tenant shall be entitled to the benefit of any contractor warranties, to the extent assignable, with respect to the Base Building Work.

              (b) Except for the Base Building Work, Tenant shall perform, at its sole cost and expense, all work which Tenant deems necessary or desirable to prepare the space for Tenant's initial occupancy, which tenant improvements shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned, or


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delayed. All contractors utilized by Tenant for the performance of the Tenant
Improvements shall be subject to the prior written approval of Landlord, and all work shall be performed in accordance with the Tenant's Plans (as hereinafter defined) in a good and workmanlike manner and in accordance with all applicable laws. Prior to the commencement of any work within the Demised Premises, Tenant shall submit to Landlord, for Landlord's prior approval, which approval shall not be unreasonably withheld, conditioned, or delayed, proposed plans and specifications (the "PROPOSED TENANT'S PLANS") for Tenant's proposed improvements to the Demised Premises, which plans shall be prepared by a registered architect licensed to do business within the State in which the Property is located. The Proposed Tenant's Plans shall include all information and specifications necessary for Landlord to fully review the work described therein and shall conform to all applicable laws and requirements of public authorities and insurance underwriters' requirements. If Landlord reasonably disapproves the Proposed Tenant's Plans, Landlord shall state specifically the reasons for such disapproval, and Tenant shall cause its architects to promptly make any changes in the Proposed Tenant's Plans reasonably required by Landlord. The Proposed Tenant's Plans, as finally approved by Landlord hereunder, are hereinafter referred as the "TENANT'S PLANS" and shall be deemed part of this Lease. The work described in the Tenant's Plans is referred to herein as the "TENANT IMPROVEMENTS."

              (c) All subsequent changes in the Tenant's Plans shall be subject to the approval of Landlord which approval shall not be unreasonably withheld, conditioned, or delayed. If Landlord approves any change in the Tenant's Plans, Tenant shall construct, at Tenant's sole cost and expense, the Tenant Improvements in accordance with such change.

              (d) Provided that Tenant is not in default of any of its obligations hereunder beyond all applicable notice and cure periods, Landlord shall provide Tenant with a construction allowance (the "TENANT IMPROVEMENT ALLOWANCE") of Twenty-One Dollars ($21.00) per rentable square foot of the Demised Premises, which shall be applied solely against Tenant's costs for the Tenant Improvements and other expenses reasonably associated with Tenant's occupancy of the Demised Premises (collectively, "TENANT'S COSTS"), including, without limitation, Tenant's out-of-pocket contract or purchase price(s) for materials, components, labor and services for the Tenant Improvements, and related costs for space planning, design, architectural and engineering services and moving expenses. In the event that Tenant's Costs exceed the amount of the Tenant Improvement Allowance, Tenant shall be solely responsible for such excess costs.

              (e) Following commencement of Tenant's construction of the Tenant Improvements, Tenant shall submit to Landlord on or before the tenth (10th) day of each calendar month a requisition containing an itemized breakdown of Tenant's Costs incurred by Tenant during the preceding calendar month, which invoice shall be in such form and be supported by such complete information, certificates and documents as Landlord or Landlord's mortgagee may require. The amount to which Tenant shall be entitled upon any such monthly requisition shall be the amount approved by Landlord's mortgagee. All approved payments shall be made within twenty (20) days of Landlord's receipt of Tenant's invoice therefor. To the extent that the Tenant Improvement Allowance is not fully paid during the course of Tenant's construction of the Tenant Improvements, the remaining balance shall be paid by Landlord to Tenant on the Commencement Date.


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

          4.  DELAY IN POSSESSION.  Intentionally Omitted.

          5.  RENT.

              (a) During the Term of this Lease, Tenant shall pay to Landlord the Annual Base Rent in the amount set forth in Section 10 of the Fundamental Lease Provisions. Such Base Rent shall be payable in equal monthly installments in advance on the first day of each calendar month.

              (b) The term "rent" as used in this Lease shall mean the Annual Base Rent, Operating Expenses (including, without limitation, Taxes) and all other additional rent or other sums payable by Tenant to Landlord under this Lease, all of which shall be deemed "rent" for purposes of Landlord's rights and remedies with respect thereto.

              (c) The first installment of rent shall be payable on the Commencement Date. If the Term begins on a day other than the first day of a month, rent from such day until the first day of the following month shall be prorated on a per diem basis for each day of such partial month.

              (d) All rent and other sums due to Landlord hereunder shall be payable to Landlord do Landlord's Property Manager at the address specified in
Section 12 of the Fundamental Lease Provisions, or to such other party or at such other address as Landlord may designate, from time to time, by written notice to Tenant, without demand and without deduction, set-off or counterclaim (except to the extent demand or notice shall be expressly provided for herein).

              (e) If Landlord, at any time or times, shall accept said rent or any other sum due to it hereunder after the same shall become due and payable, such acceptance shall not excuse delay upon subsequent occasions, or constitute or be construed as, a waiver of any of Landlord's rights hereunder.

          6. SECURITY DEPOSIT / LETTER OF CREDIT. As additional security for the full and prompt performance by Tenant of the terms and covenants of this Lease, Tenant shall deliver to Landlord simultaneously with the execution of this Lease, and shall maintain throughout the Term, an unconditional and irrevocable letter of credit (the "Letter of Credit") in the amount of the Security Deposit (as defined in Section 11 of the Fundamental Lease Provisions). The Letter of Credit shall be in the form of Exhibit "C" attached hereto and shall be issued by First National Bank of Maryland or such other national bank approved in writing by Landlord, in its sole discretion. If at any time during the Term Tenant defaults in the performance of any of its obligations hereunder, Landlord shall have the right to draw upon the Letter of Credit to satisfy such obligations including, without limitation, any damages to which Landlord is entitled pursuant to Section 15 hereof. If any portion of the Letter of Credit is used, applied or retained by Landlord, Tenant shall, upon demand, reinstate the Letter of Credit in the full amount of the Security Deposit, and Tenant's failure to do so shall constitute a default under this Lease for which Tenant shall not be entitled to notice or an opportunity to cure. No later than thirty
(30) days prior to the expiration of any Letter of Credit then deposited hereunder, Tenant shall replace or renew the existing Letter of Credit meeting all of the requirements set


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forth herein extending the maturity date thereof for one (1) year. In the event that Tenant fails to timely provide such substitute Letter of Credit or amendment to the existing Letter of Credit, Landlord shall be entitled to draw the entire amount of the Letter of Credit. If Tenant fully and faithfully performs every term and covenant of this Lease during the Term, the Letter of Credit shall be returned to Tenant after the expiration of the Term. Landlord may assign and deliver the Letter of Credit to any purchaser or successor of Landlord's interest in the Building, in which event Landlord shall be discharged from any further liability with respect to the Letter of Credit. The Letter of Credit shall not be construed as liquidated damages, and if Landlord's claims hereunder exceed the amount of the Letter of Credit, Tenant shall remain liable for the balance of such claims.

          7.  PAYMENT OF OPERATING EXPENSES.

              (a) As used herein, the following terms shall be defined as hereinafter set forth:

                  (i) "TAXES" shall mean all real estate taxes and assessments, general and special, ordinary or extraordinary, foreseen or unforeseen, imposed upon the Property or with respect to the ownership thereof by all applicable governmental authorities. If due to a future change in the method of taxation, any franchise, income, profit or other tax, however designated, shall be levied or imposed in substitution in whole or in part for (or in lieu of) any tax which would otherwise be included within the term "Taxes" as defined herein, then the same shall be included in the term "Taxes."

                  (ii) "OPERATING EXPENSES" shall mean, except as hereinafter limited Landlord's actual out-of-pocket expenses in respect of the operation, maintenance and management of the Property that Landlord allocates, in Landlord's reasonable discretion, to the Office Building, and shall include, without limitation: (1) wages and salaries (and taxes imposed upon employers) with respect to those employed by Landlord for rendering service in the normal operation, cleaning, maintenance, repair and replacement of the Property; (2) costs for the operation, maintenance, repair and replacement of the Property, including payments to contractors; (3) the cost of steam, electricity (excluding, however, electricity to individual tenant spaces), water and sewer and other utilities (except for electricity, which is separately paid for by Tenant as herein provided) chargeable to the operation and maintenance of the Property; (4) cost of insurance for the Property including fire and extended coverage, elevator, boiler, sprinkler leakage, water damage, public liability and property damage, environmental liability, plate glass, and rent protection, but excluding any charge for increased premiums due to acts or omissions of other occupants of the Building or because of extra risk which are reimbursed to Landlord by such other occupants; (5) supplies; (6) legal and accounting expenses relating solely to the operation of the Property; (7) Taxes; (8) management expense (not to exceed 3% of the net rental income from the Property); and (9) all other costs and expenses incurred by or on behalf of Landlord in connection with the repair, replacement, operation, maintenance, securing, insuring and policing the Property. The term "Operating Expenses" shall not include: (1) the cost of any repair or replacement item which, by standard accounting practice, should be capitalized,; (2) any charge for depreciation, interest on encumbrances or ground rents paid or incurred by Landlord; (3) any charge for Landlord's income tax, excess profit taxes, franchise taxes or similar taxes on Landlord's business; (4) commissions and marketing expenses; (5) costs actually

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reimbursed by insurance proceeds; (6) costs incurred exclusively for the benefit of the tenants of the Warehouse Building and not associated with the tenants of the Office Building; (7) the costs of any service provided to other tenant(s) of the Building to the extent Landlord is entitled to be reimbursed directly (i.e., not as on Operating Expense pass-through) therefor, and the cost of any service provided to other tenant(s) of the Building but not to Tenant; (8) executive salaries of Landlord; (9) salaries or service personnel to the extent that such service personnel perform services not solely in connection with the management, operation, repair or maintenance of the Building or the Property; (10)
Landlord's general overhead expenses not related to the Building; (11) legal fees, accountants' fees and other expenses incurred in connection with disputes with tenants or other occupants of the Building or associated with the enforcement of any leases or defense of Landlord's title to or interest in the Building or any part thereof.

              (b) In determining Operating Expenses for any year, if less than one hundred percent (100%) of the Building rentable area shall have been occupied by tenants at any time during such year, Operating Expenses shall be deemed for such year to be an amount equal to the like expenses which Landlord reasonably determines would normally be incurred had such occupancy been one hundred percent (100%) throughout such year. In addition, in the event that Landlord shall obtain a reduction of any item(s) of Operating Expenses included in Base Year Operating Expenses, then the Base Year Operating Expenses shall thereafter be deemed to have been reduced by the amount of the reduction so obtained by Landlord.

              (c) For and with respect to each calendar year of the Term there shall accrue, as additional rent, an amount ("TENANT'S SHARE") equal to the product obtained by multiplying (A) Tenant's Fraction by (B) the increase, if any, between (i) Operating Expenses for such calendar year, minus (ii) Operating Expenses for the Base Year (appropriately prorated for any partial calendar year included within the beginning and end of the Term). Notwithstanding the foregoing, for purposes of determining Tenant's Share of Operating Expenses hereunder, for each calendar year of the Term after the Base Year, increases in "Controllable Operating Expenses" shall not exceed six percent (6%) per calendar year, on a cumulative basis. As used herein, the term "CONTROLLABLE OPERATING EXPENSES" shall include all Operating Expenses with the exception of Taxes, insurance costs, utility costs, snow removal costs, and extraordinary expenditures.

              (d) Landlord shall furnish to Tenant as soon as reasonably possible (but in no event more than 180 days) after the beginning of each calendar year of the Term:

                  (i) A statement (the "EXPENSE STATEMENT") setting forth (1) Operating Expenses for the previous calendar year, and (2) Tenant's Share of Operating Expenses for the previous calendar year; and

                  (ii) A statement of Landlord's good faith estimate of Operating Expenses, and the amount of Tenant's Share thereof (the "ESTIMATED SHARE"), for the current calendar year.

              (e) Within thirty (30) days after Tenant receives the Expense Statement, Tenant shall pay to Landlord the difference, if positive, between the Tenant's Share of Operating Expenses for such previous year and the actual payments made by Tenant during


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

such calendar year, or if the actual payments exceed Tenant's Share of Operating Expenses for such previous year, Tenant shall receive a credit against the next payment(s) of Operating Expenses falling due or, if the Lease shall have expired, a refund of such overpayment.

              (f) Upon the written request of Tenant delivered to Landlord within one hundred eighty days after delivery of the Expense Statement, Landlord shall give Tenant the opportunity during normal business hours to review Landlord's books and records relating to Operating Expenses, provided Tenant thereafter diligently and promptly completes such inspection, and such inspection privilege shall not delay Tenant's obligation to pay on account all sums due pursuant to such Expense Statement. Unless Tenant, within thirty-six
(36) months after any Expense Statement is furnished, shall give notice to Landlord that Tenant disputes said statement, specifying in detail the basis for such dispute, each Expense Statement furnished to Tenant by Landlord under this Section shall be conclusively binding upon Tenant as to the Operating Expenses due from Tenant for the period represented thereby. In the event that Tenant timely disputes such Expense Statement and the dispute is not amicably resolved within 30 days after Tenant's notice of dispute, then either party may refer the dispute to an independent certified public accounting firm mutually acceptable to Landlord and Tenant, and the determination of such accounting firm shall be final, binding and conclusive on Landlord and Tenant. Tenant agrees to pay for the cost of such audit by said accounting firm unless it is determined that Landlord's original determination of the actual Operating Expenses was in error by more than five percent (5%), in which event Landlord shall pay the cost of such audit. Pending resolution of any dispute, Tenant shall pay the additional rent in accordance with the Expense Statement furnished by Landlord. Any amounts determined to have been collected in error by Landlord shall be refunded to Tenant together with interest at the rate of 10% per annum.

              (g) Within thirty (30) days after delivery of the statement of Tenant's Estimated Share, Tenant shall pay to Landlord, on account of its share of Operating Expenses, one-twelfth (1/12) of the Estimated Share multiplied by the number of full or partial calendar months elapsed during the current calendar year up to and including the month payment is made (less any amounts previously paid by Tenant on account of Operating Expenses for such period).

              (h) On the first day of each succeeding month up to the time Tenant shall receive a new statement of Tenant's Estimated Share, Tenant shall pay to Landlord, on account of its share of Operating Expenses, one-twelfth of the then current Estimated Share. Any payment due from Tenant to Landlord on account of Operating Expenses not yet determined as of the expiration of the Term shall be made within twenty (20) days after submission to Tenant of the next Expense Statement, which obligation shall survive the expiration or earlier termination of this Lease.

              (i) The costs of janitorial services to the Demised Premises shall be included within Operating Expenses as set forth herein. Notwithstanding the foregoing, Tenant shall have the right to discontinue janitorial service by providing Landlord with at least thirty (30) days advance written notice thereof. As of the date that such janitorial service is effectively discontinued
(i) Landlord shall have no further obligation to provide janitorial service, as the case may be, to the Demised Premises; (ii) Annual Base Rent shall thereafter be reduced by $0.80 per rentable square foot of the Demised Premises; (iii) Operating Expenses shall thereafter


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

be deemed to exclude the costs of janitorial services for individual tenant spaces, but shall continue to include such costs for common areas of the Building; and (iv) Base Year Operating Expenses shall thereafter be deemed to be reduced by $0.80 per rentable square foot of the Building.

              (j) In allocating Operating Expenses between the Office Building and Warehouse Building, Landlord shall allocate such Operating Expenses in its reasonable discretion. By way of example and not by limitation, Operating Expenses may be allocated by Landlord using the following criteria, which criteria shall be determined by Landlord in its reasonable discretion, so as to obtain an equitable allocation under the circumstances, depending upon the nature of the Operating Expense: (i) the proportion by which the net rental income from the Office Building bears to the net rental income for the entire Building (e.g., Taxes), (ii) the proportion by which the total number of employees for tenants of the Office Building bears to the total number of employees for the entire Building; (iii) the proportion by which the total number of parking spaces allocated to tenants of the Office Building bears to the total number of parking spaces for the entire Building (e.g., parking and snow removal costs); (iv) the proportion by which the total square footage of the Office Building bears to the total square footage of the entire Building; or
(v) the proportionate usage/consumption by the tenants of the Office Building with respect to the particular item of Operating Expenses. Notwithstanding the foregoing, Operating Expenses incurred solely for the benefit of the tenants of the Office Building shall be allocated 100% to the Office Building.

          8. UTILITIES SEPARATELY CHARGED TO DEMISED PREMISES. Tenant shall be responsible for all utilities (including gas and electric) which are consumed within the Demised Premises. With respect to electricity, Tenant shall pay for the consumption of electricity within the Demised Premises based on its metered usage, which payment shall be made directly to the electricity provider. With respect to other utilities, if a separate meter is installed, Tenant shall pay for the consumption of such utilities based on its metered usage, which payment shall be made directly to the utility provider if the Demised Premises are directly metered or to the Landlord if the Demised Premises are submetered. If no meter is installed Tenant shall pay a pro-rata share of any utility charges covering the Demised Premises and other areas of the Building, which pro-rata share shall be based on the percentage which the Tenant's RSF bears to the square footage of the areas of the Building serviced by such utility. In the event that the Demised Premises are not directly metered, the rate for Tenant's usage shall be the general service rate charged by the applicable utility provider for the Building. Landlord shall have the right, to be exercised by written notice to Tenant, to direct Tenant to contract directly with the utility provider supplying electricity to the Building, in which event Tenant shall pay all charges therefor directly to the utility provider. Landlord shall at all times have the exclusive right to select the provider or providers of utility service to the Demised Premises and the Property, and Landlord shall have the right of access to the Demised Premises from time to time to install or remove utility facilities.

          9.  SERVICES. Landlord agrees that it shall:

              (a) Provide water for life safety, drinking, lavatory and toilet purposes drawn through fixtures installed by Landlord

              (b) Provide heat, ventilation and air-conditioning to the Demised Premises (utilizing utilities directly paid for by Tenant);

              (c) Provide janitorial services in accordance with Landlord's building standard janitorial specifications attached hereto as Exhibit "D". Any and all additional or specialized janitorial service desired by Tenant shall be contracted for by Tenant directly and the cost and payment thereof shall be the sole responsibility of Tenant; and

              (d) Provide Tenant with standard signage on the directory in the Building lobby.

              (e) Provide Tenant with access to the Building 24 hours per day, 7 days per week, 365 days per year (except in the event of an emergency or fire or other casualty).

              The cost of the foregoing services shall be included in Operating Expenses (except with respect to electricity charges for the services referenced in subparagraph (b) above, which shall be paid directly by Tenant pursuant to
Section 8 hereof). It is understood that Landlord does not warrant that any of the services referred to in this Section will be free from interruption from causes beyond the reasonable control of Landlord. No interruption of service shall ever be deemed an eviction or disturbance of Tenant's use and possession of the Demised Premises or any part thereof or render Landlord liable to Tenant for damages, permit Tenant to abate rent or otherwise relieve Tenant from performance of Tenant's obligations under this Lease. Notwithstanding the foregoing, in the event that any interruption of services is caused by Landlord's negligence and such interruption renders the Demised Premises untenantable for a period of five (5) or more consecutive business days after written notice thereof by Tenant to Landlord, then, to the extent that the Demised Premises are rendered untenantable, Tenant shall be entitled to a proportionate abatement of rent until such time as the Demised Premises are thereafter rendered tenantable. In addition, in the event that any interruption of services renders the entire Demised Premises untenantable for a period of 180 or more consecutive days, then Tenant shall have the right to terminate this Lease at any time prior to the Demised Premises having been restored to a tenantable condition by providing at least thirty (30) days' advance written notice thereof to Landlord.

          10. CARE OF DEMISED PREMISES. Tenant agrees, on behalf of itself, its employees and agents that it shall:

              (a) Comply at all times with any and all federal, state and local statutes regulations, ordinances, and other requirements of any of the constituted public authorities relating to its use and occupancy of the Demised Premises.

              (b) Give Landlord escorted access to the Demised Premises at all reasonable times and upon reasonable notice (except in the event of emergency), without charge or diminution of rent, to enable Landlord (i) to examine the same and to make such repairs, additions and alterations as Landlord may be permitted to make hereunder or as Landlord may deem reasonably advisable for the preservation of the integrity, safety and good order of the Building or any part thereof; and (ii) to show the Demised Premises to prospective mortgagees and purchasers and, during the six (6) months prior to expiration of the Term, to prospective tenants;

              (c) Maintain, repair and replace the interior, non-structural portions of the Demised Premises in good order and repair as and when needed (unless such damage is not caused by Tenant, its agents or employees), and replace all glass broken by Tenant, its agents, employees or invitees with glass of the same quality as that broken, except for glass broken by fire and extended coverage-type risks, and commit no waste in the Demised Premises;

              (d) Upon the expiration or earlier termination of this Lease, remove Tenant's goods and effects (excepting, however, the Tenant Improvements) and those of any other person claiming under Tenant, and quit and deliver up the Demised Premises to Landlord peaceably and quietly in as good order and condition as existed at the inception of the Term, reasonable wear and tear, damage caused by Landlord, its agents and employees and damage from fire and casualty excepted. Goods and effects not removed by Tenant at the termination of this Lease, however terminated, shall be considered abandoned and Landlord may dispose of and/or store the same as it deems expedient, the cost thereof to be charged to Tenant;

              (e) Not place signs on the Demised Premises except for (i) signs located entirely within the Demised Premises and which are not visible from the exterior of the Demised Premises, and (ii) signs on doors provided that the lettering and text are approved by Landlord, which consent shall not be unreasonably withheld, conditioned or delayed;

              (f) Not overload, damage or deface the Demised Premises or do any act which might make void or voidable any insurance on the Demised Premises or the Building or which may render an increased or extra premium payable for insurance as a direct result of Tenant's operations (and without prejudice to any right or remedy of Landlord regarding this subparagraph, Landlord shall have the right to collect from Tenant, upon demand, any such increase or extra premium). Tenant shall maintain at its own sole cost adequate insurance coverage for the full replacement value of all of its equipment, furniture, supplies and fixtures and provide Landlord with certificates evidencing such coverage;

              (g) Not make any alteration of or addition to the Demised Premises without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, except for interior, nonstructural alterations of a decorative nature that do not exceed more than $50,000 in the aggregate;

              (h) Not install any equipment of any kind whatsoever which might necessitate any changes, replacements or additions to any of the heating, ventilating, air-conditioning, electric, sanitary, elevator or other systems serving the Demised Premises or any other portion of the Building, or to any of the services required of Landlord under this Lease, without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and in the event such consent is granted, such replacements, changes or additions shall be paid for by Tenant at Tenant's sole cost and expense. At the expiration or earlier termination of this Lease, if such improvements were not a part of the Tenant Improvements Tenant shall pay Landlord's cost of restoring such systems to their condition prior to such replacements, changes or additions. Notwithstanding the foregoing,

Landlord acknowledges that Tenant desires to install a generator and associated fuel storage equipment (collectively, the "Additional Equipment") to benefit the Demised Premises, and Landlord agrees to not unreasonably withhold its consent to the installation of the Additional Equipment, subject to the following conditions: (i) Tenant shall submit to Landlord detailed plans for the installation of such Additional Equipment for Landlord's prior approval, which approval shall not unreasonably withheld, conditioned, or delayed, (ii) Tenant shall install such Additional Equipment at its sole cost and expense, using contractors which have been approved by Landlord, which approval shall not unreasonably withheld, conditioned, or delayed, for the installation of such Additional Equipment; (iii) Tenant shall obtain, at Tenant's sole cost and expense, all requisite permits and approvals for the installation of the Additional Equipment, (iv) such Additional Equipment shall not adversely affect the mechanical, electrical, structural and life-safety systems in the Building,
(v) Tenant shall pay all utility costs (including, without limitation, all consumption and installation costs) attributable to such Additional Equipment,
(vi) Tenant shall operate and maintain the Additional Equipment in accordance with all applicable laws, including, without limitation Environmental Statutes, and (vii) Tenant shall remove the Additional Equipment on or before the expiration or earlier termination of this Lease, which obligation shall survive the expiration or termination of this Lease;

              (i) Not install or authorize the installation of any coin operated vending machine, except for the dispensing of cigarettes, coffee, and similar items to the employees of Tenant for consumption upon the Demised Premises; and

              (j) Observe the rules and regulations annexed hereto as EXHIBIT "C-1," as Landlord may from time to time amend the same, for the general safety, comfort and convenience of Landlord, occupants and tenants of the Building. In the event of any conflict between the rules and regulations and the terms of this Lease, the terms of this Lease shall prevail.

          11. MECHANIC'S LIEN. Tenant shall, within ten (10) business days after notice from Landlord, cause to be discharged of record by payment, deposit, bond or otherwise, any mechanic's lien for materials or labor claimed to have been furnished to the Demised Premises on Tenant's behalf (except for work contracted for by Landlord) and shall indemnify and hold harmless Landlord from any loss incurred in connection therewith. Provided that Tenant shall have caused such mechanic's lien to be discharged as aforesaid, Tenant shall have the right to contest the validity of such lien. Notwithstanding the foregoing, if Tenant shall fail to cause such lien or claim to be discharged and removed from record within such ten (10) day period, then, Landlord may, but shall not be obligated to, contest the lien or claim or discharge it by payment, deposit, bond or otherwise; and Landlord shall be entitled, if Landlord so decides, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest and costs. Any amounts so paid by Landlord and all costs and expenses, including attorneys' fees, incurred by Landlord in connection therewith together with interest at the default rate payable hereunder from the respective dates of Landlord's making of the payment or incurring of the cost or expense, shall constitute additional rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord promptly on demand.

          12. REPAIRS AND MAINTENANCE. Landlord shall keep and maintain the public areas of the Building clean and in good working order. Landlord shall further make, or cause to be made, all necessary repairs to the structure and exterior of the Building, as well as to the mechanical, HVAC, electrical and plumbing systems servicing Building, provided that Landlord shall have no obligation to make any repairs until Landlord shall have actual knowledge of and/or received notice of the need for such repair. The cost of the foregoing maintenance and repairs shall be included in Operating Expenses to the extent permitted by Section 4 hereof (unless the need for such maintenance or repair is caused by the negligence of Landlord, its agents or employees). Notwithstanding the foregoing, all repairs made necessary by Tenant's specific use, occupancy or alteration of the Building, or by the negligent acts of Tenant, its agents, employees or invitees, shall be made at the sole cost and expense of Tenant.

          13. SUBLETTING AND ASSIGNING.

              (a) Tenant shall not assign this Lease or sublet all or any portion of the Demised Premises, whether voluntarily or by operation of law, without first obtaining Landlord's prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant acknowledges that it shall be reasonable for Landlord to withhold its consent if, by way of example and not limitation, Tenant is in default of any of its obligations hereunder, such subtenant's or assignee's business is not consonant with that of the other tenants of the Building, or if the proposed sublease or assignment is to a tenant of the Building. In addition, Tenant shall not mortgage, pledge or hypothecate this Lease. Any assignment, sublease, mortgage, pledge or hypothecation in violation of this Section shall be void at the option of Landlord and shall constitute a default hereunder without the opportunity for notice or cure by Tenant.

              (b) A transfer or sale by Tenant of a majority of the voting shares, partnership interests or other controlling interests in Tenant shall be deemed an assignment of this Lease by Tenant requiring Landlord's prior written consent pursuant to subparagraph (a) above. Notwithstanding the foregoing, so long as Tenant is not in default under this Lease, upon thirty (30) days prior written notice to Landlord, Tenant shall have the right, without Landlord's consent, to sublet all or a portion of the Demised Premises or to assign the Lease to any company which is an Affiliate of Tenant. As used herein, "Affiliate" shall mean any entity controlling, controlled by or under common control with Tenant.. The term "control" shall mean direct ownership of more than fifty percent (50%)of the voting interests in such entity.

              (c) Notwithstanding the foregoing, no subletting or assignment with or without Landlord's consent shall in any way relieve or release Tenant from liability for the performance of all terms, covenants and conditions of this Lease. Furthermore, no assignment requiring the Landlord's consent hereunder will be valid unless the Tenant shall have obtained the Landlord's consent thereto pursuant to subparagraph (a) above and the assignee shall have executed and delivered to Landlord an assumption of liability agreement in form reasonably satisfactory to Landlord, including an assumption by the assignee of all of the obligations of Tenant and the assignee's ratification of and agreement to be bound by all the provisions of this Lease; and no subletting requiring Landlord's consent hereunder will be valid unless Tenant shall have obtained the Landlord's consent thereto pursuant to subparagraph (a) above and Tenant and the subtenant have executed and delivered to Landlord a sublease agreement pursuant to which such subtenant agrees to be bound by the terms of this Lease. Tenant agrees to provide Landlord with prior written notice of any assignment or subletting which does not require Landlord's consent hereunder, together with copies of the assignment or sublease agreement(s), as the case may be.

              (d) Tenant shall pay to Landlord, as additional rent hereunder, 50% of all subrents or other sums or economic consideration received by Tenant (after deducting Tenant's reasonable costs of reletting including, without limitation, free rent, tenant improvements, brokerage commissions, etc.), whether denominated as rentals or otherwise, in excess of the monthly sums which Tenant is required to pay under this Lease.

              (e) Tenant shall have the right, without requiring Landlord's consent hereunder, to collocate up to 5% of the rentable square footage of the Demised Premises in the aggregate with a user(s) providing/sharing services in conjunction with Tenant's operations in the Demised Premises.

          14. FIRE OR CASUALTY. In the event that the whole or a substantial part of the Building or the Demised Premises is damaged or destroyed by fire or other casualty, then, within forty-five (45) days after the date that Landlord receives notice of such fire or other casualty, Landlord shall provide written notice to Tenant as to whether Landlord intends to repair or rebuild and the estimated time period for the completion thereof. In the event that Landlord's notice provides that the repairs to the Demised Premises shall require more than one hundred eighty (180)) days to complete, then Tenant shall have the right to terminate this Lease by providing written notice thereof to Landlord within thirty days (30) after receipt of Landlord's notice. In the event that Landlord elects to repair or rebuild (and Tenant does not have the right to, or has elected not to, terminate this Lease in accordance with the foregoing sentence), Landlord shall thereupon cause the damage (excepting, however, Tenant's furniture, fixtures, equipment and improvements, which shall be Tenant's responsibility to restore) to be repaired with reasonable speed, subject to delays, which may arise by reason of adjustment of loss under insurance policies and for delays beyond the reasonable control of Landlord. In the event the damage shall be so extensive that Landlord shall decide not to repair or rebuild, this Lease shall, at the option of Landlord, be terminated effective as of the date of casualty. To the extent and for the time that the Demised Premises are rendered untenantable on account of fire or other casualty, the rent shall proportionately abate. All prepaid rents paid by Tenant that are applicable to periods after the effective date of termination shall be refunded to Tenant.

          15. EMINENT DOMAIN. If the whole or a substantial part of the Building is taken or condemned for a public or quasi-public use under any statute or by right of eminent domain by any competent authority or sold in lieu of such taking or condemnation, such that in the opinion of Landlord the Building is not materially operable as before without substantial alteration or reconstruction, this Lease shall automatically terminate on the date that the right to possession shall vest in the condemning authority (the "Taking Date"), with rent being adjusted to said Taking Date, and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease. Tenant shall have no claim against Landlord and no claim or right to any portion of any amount that may be awarded as damages or paid as a result of any taking, condemnation or purchase in lieu thereof; all rights of Tenant thereto are hereby assigned by Tenant to Landlord. Notwithstanding the foregoing, Tenant shall have the right to pursue a separate claim against the condemning authority so long as such claim does not diminish Landlord's recovery. If any part of the Demised Premises is so taken or condemned so as to materially interfere with Tenant's business, this Lease shall automatically terminate as to the portion of the Demised Premises so taken or condemned, as of the Taking Date, and this Lease shall continue in full force as to the remainder of the Demised Premises, with rent abating only to the extent of the Demised Premises so taken or condemned; provided, however, that if the remaining portion of the Demised Premises is no longer suitable for the Permitted Use, then Tenant shall have the right to terminate this Lease by providing written notice thereof to Landlord within thirty (30) days after the Taking Date. In the event that this Lease is so terminated, any rents paid in advance by Tenant for periods after the effective date of termination shall be refunded to Tenant.

          16. INSOLVENCY. (a) The appointment of a receiver or trustee to take possession of all or a portion of the assets of Tenant, or (b) an assignment by Tenant for the benefit of creditors, or (c) the institution by or against Tenant of any proceedings for bankruptcy or reorganization under any state or federal law (unless in the case of involuntary proceedings, the same shall be dismissed within forty-five (45) days after institution), or (d) any execution issued against Tenant which is not stayed or discharged within fifteen (15) days after issuance of any execution sale of the assets of Tenant, shall constitute a breach of this Lease by Tenant. Landlord in the event of such a breach, shall have, without need of further notice, the rights enumerated in Section 17 herein.

          17. DEFAULT.

              (a) If Tenant shall fail to pay rent or any other sum payable to Landlord hereunder when due and such failure continues for more than ten (10) days after written notice thereof from Landlord to Tenant (provided, however, that Landlord shall not be required to provide notice to Tenant more than two times during any twelve month period), or if Tenant shall fail to perform or observe any of the other covenants, terms or conditions contained in this Lease and such failure continues for more than thirty (30) days after written notice thereof from Landlord (or such longer period as is reasonably required to correct any such default, provided Tenant promptly commences and diligently continues to effectuate a cure, but in any event within sixty (60) days after written notice thereof by Landlord), or if any of the events specified in
Section 16 occur, then and in any of said cases (notwithstanding any former breach of covenant or waiver thereof in a former instance), Landlord, in addition to all other rights and remedies available to it by law or equity or by any other provisions hereof, may at any time thereafter, pursue any one or more of the following remedies:

                  (i) Landlord may, without further notice, terminate this Lease, whereupon Tenant shall immediately vacate and surrender the Demised Premises and deliver possession thereof to Landlord.

                  (ii) Landlord may, without further notice and without terminating this Lease, terminate Tenant's right to possession of the Demised Premises and enter upon and repossess the Demised Premises, by force, summary proceedings, ejectment or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Demised Premises and may have, hold and enjoy the Demised Premises and the rents and profits therefrom.

              (b) In the event that Landlord terminates this Lease, Landlord shall be entitled to recover from Tenant all damages and expenses which Landlord may suffer or incur by reason of Tenant's default hereunder (including reasonable attorneys' fees), including, without limitation, damages for such breach in an amount equal to the aggregate rent payable by Tenant throughout the entire balance of the Term (determined from and after the date of Landlord's election under this subsection) less the fair rental value of the Demised Premises for the remainder of the term of this Lease (taken without regard to the early termination), discounted to present value using an interest factor of 10% per annum, and such damages shall be payable by Tenant upon demand. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove and obtain as damages incident to a termination of this Lease, in any bankruptcy reorganization or other court proceedings, the maximum amount allowed by any statute or rule of law in effect with such damages are to be proved.

              (c) In the event that Landlord terminates Tenant's right to possession without terminating this Lease, Landlord may, in its own name, as agent for Tenant, relet the Demised Premises or any part thereof for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such terms (which may include concessions of free rent) as Landlord in its sole discretion may determine. Landlord may, in connection with any such reletting, cause the Demised Premises to be decorated, altered, divided, consolidated with other space or otherwise changed or prepared for reletting. In the event that Landlord terminates Tenant's right to possession hereunder, Landlord agrees to use reasonable efforts to relet the Demised Premises; provided, however, in no event shall Landlord be required to (i) lease the Demised Premises over other available space in the Building, (ii) accept a below-market rental rate for the Demised Premises, (iii) accept any tenant whose creditworthiness is unsatisfactory to Landlord, in its sole discretion, or (iv) accept any tenant whose business is not compatible with the other tenants of the Building, as determined by Landlord in its sole discretion. Upon any such reletting, all rent received from such reletting shall be applied first to the payment of any sums other than rent due from Tenant to Landlord hereunder; second, to the payment of any cost or expenses of reletting (including, without limitation, brokerage commissions, reasonable attorneys' fees, etc.), third to the payment of rent due and payable hereunder; and the balance, if any, to be held by Landlord and applied against the payment of future rent hereunder. Tenant shall pay to Landlord, on demand, any deficiency that may result on account of such reletting. No reletting shall be deemed a surrender and acceptance of the Demised Premises.

              (d) Any and all remedies set forth in this Lease (i) shall be cumulative, (ii) shall be in addition to any and all remedies which Landlord may have at law or in equity, and (iii) may be pursued successively or concurrently, as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies, nor shall the same preclude Landlord from thereafter exercising any other remedies. Tenant hereby waives any and all rights of redemption, reentry or repossession granted at law or in equity and any notices to quit required by applicable law.

              (e) If rent or any other sum due from Tenant to Landlord shall be overdue for more than five (5) days after notice from Landlord, it shall thereafter bear interest at the rate of fifteen percent (15%) per annum (or, if lower, the highest legal rate) until paid.

          18. LANDLORD'S RIGHT TO CURE. Landlord may (but shall not be obligated) on five (5) days notice to Tenant (except that no notice need be given in case of emergency) cure on behalf of Tenant any default hereunder by Tenant, and the cost of such cure (including any attorney's fees incurred) shall be deemed additional rent payable upon demand.

          19. INSURANCE. Tenant shall at all times during the Term, including any renewal or extension thereof, maintain in full force and effect with respect to the Demised Premises and Tenant's use thereof, (i) comprehensive public liability insurance, covering injury to person and property in amounts at least equal to Two Million Dollars ($2,000,000) per occurrence and annual aggregate limit for bodily injury of One Million Dollars ($1,000,000) per occurrence and annual aggregate limit for property damage, with increases in such limits as Landlord may from time to time reasonably request, and (ii) all-risk or fire and extended coverage insurance upon Tenant's personal property and leasehold improvements in the Demised Premises for the full replacement value of such personal property and leasehold improvements. All liability insurance policies shall name Landlord and at Landlord's request any mortgagee of all or any portion of the Property as additional insureds. Tenant shall lodge with Landlord duplicate originals or certificates of such insurance at or prior to the Commencement Date and shall lodge with Landlord renewals thereof at least fifteen (15) days prior to expiration. All such policies or certificates shall provide that such insurance coverage may not be cancelled or materially amended unless Landlord and any mortgagee designated by Landlord as aforesaid are given at least thirty (30) days prior written notice of the same. Landlord shall carry
(i) comprehensive public liability insurance, covering injury to person and property in amounts at least equal to Two Million Dollars ($2,000,000) per occurrence and annual aggregate limit for bodily injury of One Million Dollars ($1,000,000) per occurrence, and (iii) all risk or fire and extended coverage insurance upon the Building for the full replacement value thereof. Landlord's insurance obligation may be satisfied by a blanket policy of insurance (covering other properties in addition to the Property) with so-called "umbrella" coverage.

          20. WAIVER OF SUBROGATION. Each party hereto hereby waives any and every claim which arises or which may arise in its favor against the other party hereto during the Term, including any extension or renewal thereof, for any and all loss of, or damage to, any of its property located within or upon or constituting a part of the Building, to the extent that such loss or damage is covered under an insurance policy or policies and to the extent such policy or policies contain provisions permitting such waivers of claims. Each party agrees to request its insurers to issue policies containing such provisions and if any extra premium is payable therefor, the party which would benefit from the provision shall have the option to pay such additional premium in order to obtain such benefit.

          21. LIABILITY. Tenant agrees that Landlord, the Property Manager and their respective officers, employees and agents shall not be liable to Tenant, and Tenant hereby releases said parties, for any personal injury or damage to or loss of personal property in the Demised Premises from any cause whatsoever unless such damage, loss or injury is the result of the negligence or willful misconduct of Landlord, its Property Manager, or their officers, employees, agents or contractors. Landlord, the Property Manager and their respective officers, employees and agents shall not be liable to Tenant for any such property damage or property loss whether or not the result of their negligence or willful misconduct to the extent Tenant would be covered by insurance that Tenant is required to carry hereunder. Tenant shall and does hereby indemnify and hold Landlord harmless of and from all loss or liability incurred by Landlord (including, without limitation, reasonable attorney's fees) in connection with any failure of Tenant to fully perform its obligations under this Lease and in connection with any personal injury or damage of any type or nature occurring in, or resulting out of Tenant's use of, the Demised Premises, unless due to the negligence of Landlord, its Property Manager, or their officers, employees or agents. Subject to the limitations on liability set forth herein, Landlord agrees to indemnify and hold Tenant harmless from and against all loss or liability incurred by Tenant (including reasonable attorneys' fees) in connection with any personal injury or damage of any type or nature resulting out of the negligence of Landlord, its officers, agents, employees and contractors.

          22. ENVIRONMENTAL MATTERS.

              (a) Tenant shall conduct, and cause to be conducted, all operations and activity at the Property (including, without limitation, the installation, operation and removal of the Additional Equipment) in compliance with, and shall in all other respects applicable to the Demised Premises and the Additional Equipment comply with, all applicable present and future federal, state, municipal and other governmental statutes, ordinances, regulations, orders, directives and other requirements, and all present and future requirements of common law concerning the environment (hereinafter collectively called "Environmental Statutes") including, without limitation, (i) those relating to the generation, use, handling, treatment, storage, transportation, release, emission, disposal, remediation or presence of any material, substance, liquid, effluent or product, including, without limitation, hazardous substances, hazardous waste or hazardous materials, (ii) those concerning conditions at, below or above the surface of the ground and (iii) those concerning conditions in, at or outside the Building.

              (b) Tenant shall not cause or suffer or permit to occur in, on or under the Property any generation, use, manufacturing, refining, transportation, emission, release, treatment, storage, disposal, presence or handling of hazardous substances, hazardous wastes or hazardous materials (as such terms are now or hereafter defined under any Environmental Statute) or any other material, substance, liquid, effluent or product now or hereafter regulated by any Environmental Statute (all of the foregoing herein collectively called "Hazardous Substances"), except that construction materials (other than asbestos or polychlorinated biphenyls), office equipment, fuel and similar products (if contained in vehicles or the Additional Equipment) and cleaning solutions, and other maintenance materials that are or contain Hazardous Substances may be used, generated, handled or stored on the Demised Premises, provided such is incident to and reasonably necessary for the operation and maintenance of the Demised Premises as an office and is in compliance with all Environmental Statutes and all other applicable governmental requirements. Should Tenant, its agents, employees or invitees cause any release of Hazardous Substances at the Demised Premises or relating to the Additional Equipment, Tenant shall immediately contain, remove and dispose of, such Hazardous Substances and any material that was contaminated by the release and to remedy and mitigate all threats to human health or the environment relating to such release. When conducting any such measures the Tenant shall comply with all Environmental Statutes.

              (c) Tenant hereby agrees to indemnify and to hold harmless Landlord of, from and against any and all expense, loss or liability suffered by Landlord by reason of Tenant's breach of any of the provisions of this Section, including, but not limited to, (i) any and all expenses that Landlord may incur in complying with any Environmental Statutes, (ii) any and all costs that Landlord may incur in studying, assessing, containing, removing, remedying, mitigating, or otherwise responding to, the release of any Hazardous Substance or waste at or from the Property, (iii) any and all costs for which Landlord may be liable to any governmental agency for studying, assessing, containing, removing, remedying, mitigating, or otherwise responding to, the release of a Hazardous Substance or waste at or from the Property, (iv) any and all fines or penalties assessed, or threatened to be assessed, upon Landlord by reason of a failure of Tenant to comply with any obligations, covenants or conditions set forth in this Article, and (v) any and all reasonable legal fees and costs incurred by Landlord in connection with any of the foregoing.

              (d) Subject to the limitations on liability set forth herein, Landlord hereby agrees to indemnify and to hold harmless Tenant of, from and against any and all expense, loss or liability suffered by Tenant by reason of the use, disposal, emission, release, disposal, presence or handling of Hazardous Substances at the Property by Landlord, including, without limitation,
(i) any and all expenses that Tenant may incur in complying with any Environmental Statutes, (ii) any and all costs that Tenant may incur in studying, assessing, containing, removing, remedying, mitigating, or otherwise responding to, the release of any Hazardous Substance or waste at or from the Demised Premises, (iii) any and all costs for which Tenant may be liable to any governmental agency for studying, assessing, containing, removing, remedying, mitigating, or otherwise responding to, the release of a Hazardous Substance or waste at or from the Demised Premises, and (iv) any and all fines or penalties assessed upon Tenant by reason of a failure Landlord's use, disposal, emission, release, disposal, presence or handling of Hazardous Substances at the Property.

              (e) Each party's covenants, obligations and liabilities under this Section shall survive the expiration or earlier termination of this Lease.

          23. SUBORDINATION. This Lease is and shall be subject and subordinate to all the terms and conditions of all underlying mortgages and to all ground or underlying leases of the entire Building which may now or hereafter encumber the Building and/or the Property, and to all renewals, modifications, consolidations, replacements and extensions thereof, provided, however, that with respect to future mortgages, this Lease shall be subject and subordinate so long as the holder of any such mortgage shall have provided to Tenant a nondisturbance agreement which shall provide, inter alia, that (a) Tenant's rights under this Lease shall not be extinguished by any foreclosure or other enforcement proceedings so long as Tenant is not in default under this Lease (b) subject to the foregoing, the Tenant's rights under this Lease are subordinate to the rights of the holder of such mortgagee, and (c) Tenant shall attorn to the holder of such mortgage. Except as provided above, this clause shall be self-operative and no further instrument of subordination shall be necessary. Notwithstanding the automatic subordination of this Lease, Tenant shall execute, within five (5) days after request, any certificate that Landlord may reasonably require acknowledging such subordination, subject, however, to the preceding sentence. If Landlord has attached to this Lease, or subsequently delivers to Tenant, a form of subordination agreement required by a mortgagee of the Property, Tenant shall execute and return the same to Landlord within five (5) days after receipt thereof by Tenant. Notwithstanding the foregoing, the party holding the instrument to which this Lease is subordinate shall have the right to recognize and preserve this Lease in the event of any foreclosure sale or possessory action, and in such case this Lease shall continue in full force and effect at the option of the party holding the superior lien, and Tenant shall attorn to such party and shall execute, acknowledge and deliver any instrument that has for its purpose and effect the confirmation of such attornment.

          24. ESTOPPEL STATEMENT. Tenant shall from time to time, within five
(5) days after delivery by Landlord, execute, acknowledge and return to Landlord a statement certifying that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified, listing any instruments or modifications), the dates to which rent and other charges have been paid, and whether or not, to the best of Tenant's knowledge, Landlord is in default or whether Tenant has any claims or demands against Landlord (and, if so, the default, claim and/or demand shall be specified), and such other information reasonably requested by Landlord.

          25. RENEWAL OPTION. Provided that Tenant is not in default in the performance of any of its obligations beyond all applicable notice and cure periods hereunder, Tenant shall have the option to extend the Term for two (2) separate, consecutive extension periods (each, an "EXTENSION PERIOD"), upon the following terms and conditions:

              (a) The first Extension Period (the "FIRST EXTENSION PERIOD") shall be for a three(3) or five (5) year period commencing on the day immediately following the expiration date of the initial Term of this Lease and expiring at midnight on the day immediately preceding the third or fifth anniversary thereof, as the case may be. The second Extension Period (the "SECOND EXTENSION PERIOD") shall be for a five (5) year period commencing on the day immediately following the expiration date of the First Extension Period and expiring at midnight on the day immediately preceding the fifth (5th) anniversary thereof. If Tenant fails to exercise any Extension Period, all subsequent Extension Periods shall be null and void and of no further force and effect.

              (b) Tenant must exercise each Extension Period, if at all, upon at least 300 days' written notice to Landlord prior to the expiration date of the then current Term of this Lease, time being of the essence. With respect to the First Extension period, Tenant's exercise notice shall provide whether Tenant has elected a three or five year extension.

              (c) Each Extension Period shall be on the same terms and conditions contained in this Lease, except that (i) the Annual Base Rent shall be the "Fair Market Rental Rate" for the Demised Premises, but in no event less than the sum of (A) $19.00 per rentable square foot of the Demised Premises, and
(B) janitorial and utility costs for the Demised Premises (to the extent that Landlord is to provide such services), (ii) Tenant shall not be entitled to any improvement allowances set forth herein with respect to the Extension Periods; and (iii) Tenant shall not have any further options of renewal after the Second Extension Period.

              (d) Except for the specific Extension Periods set forth above, there shall be no further privilege of renewal.

              (e) As used herein, the term "Fair Market Rental Rate" shall mean the average of the annual rental rates then being charged for comparable space in the Building or, if no comparable space exists in the Building, for "Class A" office space in the Columbia, Maryland market (exclusive of Town Center) for leases commencing on or about the commencement of the Extended Term, taking into consideration the age, use, location and floor level of the applicable building, leasehold improvements or allowances provided, rental concessions, the term of the lease under consideration, the extent of services provided thereunder, the creditworthiness of Tenant, rent escalations and other adjustments to the base rental and any other relevant term or condition in making such evaluation. Landlord shall determine the Fair Market Rental Rate using its good faith judgment and shall provide written notice of such rate within fifteen (15) days after Tenant's exercise notice pursuant to this Section. Tenant shall thereupon have the following options: (i) to accept such proposed "Fair Market Rental Rate", (ii) to decline to exercise its renewal option, or (iii) to notify Landlord in writing that Tenant objects to the proposed rental rate. Tenant must provide Landlord with written notification of its election within fifteen (15) days after Tenant's receipt of Landlord's notice, otherwise Tenant shall be deemed to have elected clause (ii) above, in which event Tenant shall be deemed to have rescinded its exercise notice and this Lease shall expire on the Expiration Date as if Tenant had not elected to exercise its renewal option hereunder. If Tenant objects to Landlord's proposed "Fair Market Rental Rate" in accordance with clause (iii) above, Landlord and Tenant shall attempt to negotiate a mutually acceptable rental rate within fifteen (15) days following notification by Tenant, and if such negotiations have not been concluded within such fifteen (15) day period, either party may require determination of the Fair Market Rental Rate for the Extension Period by giving written notice to the other no later than ten (10) days after the expiration of such fifteen (15) day period, which notice shall designate a real estate broker selected by the initiating party experienced in office leasing in the Columbia, Maryland market. Within ten (10) days after receipt of such notice, the other party to this Lease shall select a real estate broker meeting the aforesaid requirements and give written notice of such selection to the initiating party. If the two (2) real estate brokers fail to agree upon the Fair Market Rental Rate within ten (10) days after selection of the second broker, the two (2) brokers shall select a third (3rd) real estate broker meeting the foregoing requirements to determine the Fair Market Rental Rate within ten (10) days after the appointment of the third (3rd) broker. The Fair Market Rental Rate applicable to the Extended Term shall equal the arithmetic average of such three (3) determinations; provided, however, that if one (1) broker's determination deviates more than five percent (5%) from the median of the three (3) determinations, the Fair Market Rental Rate shall be an amount equal to the average of the other two (2) determinations. The determination of Fair Market Rental Rate shall be final, binding and conclusive on Landlord and Tenant.

          26. RIGHT OF FIRST OFFER. Provided that Tenant is not in default under the terms of the Lease beyond all applicable notice and cure periods hereunder, Tenant shall have a one-time right of first offer to lease space identified on Exhibit "E" attached hereto and located on the second and first floors of the Building, consisting of approximately 25,000 rentable square feet and 58,000 rentable square feet in the aggregate, respectively, upon the following terms and conditions.

              (a) In the event that Landlord anticipates that all or any portion of the First Offer Space may become available during the Term, Landlord shall give Tenant written notice of the availability of such First Offer Space setting forth the terms and conditions (including, without limitation, the rental rate and the commencement and duration of the proposed term, etc.) upon which Landlord would be willing to lease such First Offer Space ("Landlord's Availability Notice"). Within ten (10) days after Tenant's acceptance receipt of Landlord's Availability Notice, Tenant must give Landlord written notice pursuant to which Tenant shall elect either (i) to lease such First Offer Space on the terms and conditions set forth in Landlord's Availability Notice, or (ii) to decline to lease such First Offer Space. If Tenant fails to elect clause (i) within such ten (10)-day period, then Tenant shall be deemed to have declined to lease the First Offer Space. In the event that Tenant declines (or is deemed to have declined) to lease the First Offer Space, then Landlord shall be free to Lease such First Offer Space to any other party(-ies) without any further obligation to Tenant hereunder, provided, however that Tenant shall retain its first offer rights hereunder with respect to any part of the First Offer Space
(i) not covered by Landlord's Availability Notice and (ii) not covered by any previous Landlord's Availability Notice.

              (b) If Tenant chooses to lease the First Offer Space in accordance with subparagraph (a) above, then Landlord and Tenant shall execute an amendment to the Lease to provide for the inclusion of the First Offer Space under the terms and conditions set forth in Landlord's Availability Notice. Except as provided in Landlord's Availability Notice, all other terms and conditions of the Lease shall apply to the First Offer Space except that (i) Tenant's Fraction with respect to Operating Costs shall be increased to take into account the additional square footage of the First Offer Space and all other figures in the Lease affected by the addition of such square footage shall be adjusted accordingly, (ii) Landlord shall not be required to perform any improvements to the First Offer Space unless specifically provided for in Landlord's Availability Notice, and (iii) Tenant shall not be entitled to any allowances, credits, options or other concessions with respect to the First Offer Space unless specifically provided for in Landlord's Availability Notice.

              (c) The effective date of the addition of the First Offer Space to the Demised Premises shall be the later of (i) the thirty-first (31st) day after Tenant's acceptance of Landlord's Availability Notice, or (ii) the date that Landlord delivers possession of the First Offer Space to Tenant in accordance with the terms of Landlord's Availability Notice.

              (d) Except as otherwise provided in Landlord's Availability Notice, Tenant agrees to accept the First Offer Space in its "AS IS" condition, in the then current physical state and condition thereof, without any representation or warranty by Landlord.

              (e) If Tenant fails to exercise its right of first offer strictly in accordance with the provisions of this Section, then Landlord shall have the right to lease such First Offer Space to any other party(ies) with no further obligation to offer such space to Tenant pursuant to the terms of this Section.

              (f) Notwithstanding anything herein to the contrary, Tenant's Right of First Offer hereunder is subject to all expansion, extension, renewal, first offer, first refusal and other rights to lease, as applicable, which Landlord (or any predecessor to Landlord's interest in the Property) has granted to other tenants of the Building prior to the date of this Lease. Thus, Landlord's Availability Notice will be delivered to Tenant only after Landlord has appropriately notified and received negative responses from all other tenants with rights in the First Offer Space superior to Tenant's. Landlord acknowledges that, as of the date hereof, the following tenants have rights to the First Offer Space which are superior to the rights of
Tenant:

                Scientific Applications International Corporation

          27. EXPANSION RIGHTS. Provided that Tenant is not in default in the performance of any of its obligations hereunder beyond all applicable notice and cure periods hereunder, Landlord hereby grants Tenant the right (the "EXPANSION OPTION") to lease an additional 25,000 square feet of space on the second floor of the Building as shown on Exhibit "F" attached hereto and made a part hereof (the "EXPANSION SPACE"), subject to the following terms and conditions:

              (a) In the event that Tenant desires to exercise the Expansion Option, Tenant shall provide Landlord with written notice (the "EXPANSION EXERCISE NOTICE") on or before June 1, 2000 (the "EXERCISE DEADLINE") of Tenant's election to exercise the Expansion Option, time being of the essence.

              (b) All other terms and conditions of the Lease shall apply to the Expansion Space except that (i) the Annual Rent with respect to Expansion Space for the balance of the initial Term shall be as determined by subparagraph (c) below; (ii) the Annual Base Rent with respect to Expansion Space for any Extension Period, if applicable, shall be the same Base Rental rate (on a dollars per square foot basis) payable with respect to the balance of the Demised Premises pursuant to Section 25 hereof; (iii) Tenant's Fraction with respect to Operating Expenses shall be increased to take into account the additional square footage of the Expansion Space and all other figures in the Lease affected by the addition of such square footage shall be adjusted accordingly; and (iv) Tenant shall not be entitled to any allowances, credits, options or other concessions with respect to the First Offer Space.

              (c) Landlord and Tenant acknowledge that the Annual Base Rent payable with respect to the Expansion Space shall be determined based upon the scope of the improvements to be performed by Landlord, if any, with respect to the Expansion Space (the "EXPANSION SPACE IMPROVEMENTS"), as hereinafter provided:

                  (i) Within sixty (60) days after Landlord's receipt of Tenant's Expansion Exercise Notice, Landlord shall provide written notice to Tenant describing the scope of the Expansion Space Improvements to be performed by Landlord, if any. If Landlord's notice provides that Landlord will construct the "EXPANSION SPACE SHELL" (as hereinafter defined), then the Annual Base Rent payable by Tenant with respect to the Expansion Space shall be the then-escalated Base Rental rate in effect with respect to the balance of the Demised Premises as set forth in Section 10 of the Fundamental Lease Provisions (with corresponding adjustments for subsequent lease years) reduced by $5.22 per rentable square foot (the "EXPANSION BASE RENT"). Accordingly, in the event that the Landlord constructs the Expansion Space Shell, the Expansion Base Rent shall be payable as follows (proportionately prorated for any partial lease year in which the Expansion Space Commencement Date occurs):

------------------------------------------------------------------------
  YEAR/PERIOD        Annual rent     Monthly Installment   Rent/Sq. Ft.
------------------------------------------------------------------------
  Lease Year 1       $320,000.00        $26,666.67          $12.80
------------------------------------------------------------------------
  Lease Year 2       $330,750.00        $27,562.50          $13.23
------------------------------------------------------------------------
  Lease Year 3       $341,500.00        $28,458.33          $13.66
------------------------------------------------------------------------
  Lease Year 4       $352,750.00        $29,395.83          $14.11
------------------------------------------------------------------------
  Lease Year 5       $364,250.00        $30,354.16          $14.57
------------------------------------------------------------------------
  Lease Year 6       $376,000.00        $31,333.33          $15.04
------------------------------------------------------------------------
  Lease Year 7       $388,000.00        $32,333.33          $15.52
------------------------------------------------------------------------

                  (ii) As used herein, the "Expansion Space Shell" shall include only the construction of the Expansion Space floor, the installation of windows, and no other improvements. Tenant acknowledges that the Expansion Space Shell shall exclude, by way of example and not limitation, any heating, ventilating and air conditioning systems, utility systems and any demising walls.

                  (iii) In the event that Landlord agrees to perform any additional work requested by Tenant in excess of the Expansion Space Shell, then the Expansion Base Rent shall be increased by the cost of such additional improvements, amortized on a straight-line basis over the balance of the initial Term of the Lease with an interest factor of 12% per annum.

                  (iv) In the event that Landlord elects not to construct all or part of the Expansion Space Shell, then the Expansion Base Rent shall be reduced: (i) by $1.65 per rentable square foot of the Expansion Space if Landlord elects not to construct the Expansion Space floor, and/or (ii) by $0.65 per rentable square foot of the Expansion Space if Landlord elects not to install windows with respect to the Expansion Space.

                  (v) Notwithstanding anything contained herein to the contrary, Landlord shall have no obligation to construct the Expansion Space Shell or to perform any other Expansion Space Improvements. In the event that Landlord declines to perform any Expansion Space Improvements, then the Expansion Base Rent shall be adjusted pursuant to the terms of this Section and Tenant shall be obligated to perform all improvements necessary to prepare the Expansion Space for Tenant's occupancy.

              (d) Except for any Expansion Space Improvements to be performed by Landlord pursuant to subparagraph (c) above, if any, Tenant shall perform, at its sole cost and expense, all improvements necessary to convert the Expansion Space to office use (including, without limitation, decking the Expansion Space and installing windows if Landlord elects not to perform such work pursuant to subparagraph (c) above) and all other work which Tenant deems necessary or desirable for Tenant's initial occupancy thereof, which improvements shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. All contractors utilized for the performance of such improvements shall be subject to the prior written approval of Landlord, and all work shall be performed in accordance with the Expansion Plans (as hereinafter defined) in a good and workmanlike manner and in accordance with all applicable laws. Prior to the commencement of any work within the Expansion Space, Tenant shall submit to Landlord, for Landlord's prior approval, proposed plans and specifications (the "PROPOSED EXPANSION PLANS") for Tenant's proposed improvements to the Expansion Space, which plans shall be prepared by a registered architect licensed to do business within the State of Maryland. The Proposed Expansion Plans shall include all information and specifications necessary for Landlord to fully review the work described therein and shall conform to all applicable laws and requirements of public authorities and insurance underwriters' requirements. If Landlord reasonably disapproves the Proposed Expansion Plans, Landlord shall state specifically the reasons for such disapproval, and Tenant shall cause its architects to promptly make any changes in the Proposed Expansion Plans reasonably required by Landlord. The Proposed Expansion Plans, as finally approved by Landlord, are referred to herein as the "EXPANSION PLANS." All work described in the Expansion Plans is referred to herein as the "EXPANSION SPACE IMPROVEMENTS."

              (e) In the event that Tenant exercises the Expansion Option in accordance with this Section, the term of the Expansion Space shall commence on the later of (i) the Substantial Completion (as hereinafter defined) of any Expansion Space Improvements to be performed by Landlord, if any, or (ii) April 1, 2001 (the "EXPANSION SPACE COMMENCEMENT DATE") and shall expire coterminous with the Expiration Date of this Lease (subject to Tenant's options to renew as provided herein). Notwithstanding the foregoing, if the Expansion Space Commencement Date has not occurred because of the holding over or retention of possession of any tenant or occupant, or for any other reason, Landlord shall not be subject to any liability to Tenant. Under such circumstances, the rent reserved and covenanted to be paid herein with respect to the Expansion Space shall not commence until Landlord delivers possession of the Expansion Space to Tenant, and no such failure to deliver possession shall in any other respect affect the validity of this Lease. As used herein, the term "Substantial Completion" shall mean that the Expansion Space Improvements to be performed by Landlord, if any, have been completed except for: (i) any improvements or work to be performed by Tenant; (ii) minor or insubstantial details of construction, mechanical adjustments, or finishing touches like plastering or painting, which items shall not adversely affect Tenant's ability to commence construction of any improvements to be performed by Tenant; (iii) items not then completed because of failure by Tenant to promptly make changes in the Proposed Expansion Plans reasonably required by Landlord in connection with the approval thereof;
(iv) changes in the Proposed Expansion Plans requested by Tenant; and (v) the performance of any work or activity in the Demised Premises by Tenant or any of its employees, agents or contractors.

              (f) In the event that Tenant exercises the Expansion Option in accordance with this Section, Landlord and Tenant shall, within seventy-five
(75) days thereafter, execute an amendment to this Lease memorializing Tenant's lease of the Expansion Space under the terms set forth herein. Tenant shall commence payment of rent with respect to the Expansion Space as of the Expansion Space Commencement Date.

              (g) Except for any Expansion Space Improvements to be performed by Landlord, if any, in accordance with this Section, Tenant agrees to accept the Expansion Space in its "AS IS" condition, in the physical state and condition thereof at the time of lease execution (excepting, however, structural defects with respect to the Building of the presence of the Hazardous Substances in the Expansion Space), without any representation or warranty by Landlord.

              (h) If Tenant fails to exercise its Expansion Option strictly in accordance with the provisions of this Section, then Landlord shall have the right to lease such

Expansion Space to any other party(-ies) with no further obligation to lease such space to Tenant pursuant to the terms of this Section.

              (i) Notwithstanding anything herein to the contrary, Tenant's Expansion Option hereunder is subject to all expansion, extension, renewal, first offer, first refusal and other rights to lease, as applicable, which Landlord (or any predecessor to Landlord's interest in the Property) has granted to other tenants of the Building prior to the date of this Lease.

          28. STORAGE SPACE. In addition to the Demised Premises, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately 5,000 rentable square feet of storage space (the "Storage Space") located in the basement of the Building as set forth on Exhibit "G" attached hereto and made a part hereof. The term of letting with respect to the Storage Space shall commence on the Commencement date and expire on the Termination date. The gross rental payable with respect to the Storage Space shall be Five Thousand Dollars ($5,000.00) per annum, plus electricity costs. Tenant accepts the Storage Space in its "AS IS" condition, in the current physical state and condition thereof, without any representation or warranty by Landlord. Landlord shall be responsible for repairing exterior walls and drainage pipes to prevent water from entering the Storage Space. Notwithstanding the foregoing, if at any time during the Term hereof Tenant leases additional office space in the Building such that the total office square footage leased by Tenant in the Building exceeds 95,000 rentable square feet in the aggregate, then Tenant shall have the right to terminate the term of letting with respect to the Storage Space by providing written notice thereof to Landlord upon sixty (60) days' advance written notice.

          29. SIGNAGE. Tenant shall have the right to install, at its sole cost and expense, one exterior sign on the top floor of the Building, provided, however, that Tenant shall have first obtained (i) Landlord's prior written approval as to the design and location of such signage, which approval shall not be unreasonably withheld, and (ii) at Tenant's sole cost and expense, all requisite permits and governmental or other approvals (including, without limitation, Howard Research and Development Corporation) prior to the installation of such signage. Landlord hereby approves Tenant's signage as shown on Exhibit "I" attached hereto and made a part hereof, subject to Tenant obtaining all requisite approvals pursuant to clause (ii) above.

          30. ROOF RIGHTS.

              (a) Tenant shall have the right to utilize a portion of the Building rooftop for the purpose of installing, at tenant's sole cost and expense, an antenna and satellite and associated equipment (collectively, the "COMMUNICATIONS EQUIPMENT") necessary for the conduct of Tenant's operations at the Demised Premises. The location of the rooftop portion to be utilized by Tenant (the "Equipment Space") shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed, and shall not exceed 500 square feet in the aggregate.

              (b) Prior to the installation of any Communications Equipment, Tenant shall, deliver to Landlord, for Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed, detailed plans specifying the location and design of the

Communications Work as well as any work proposed in connection with the installation thereof. In the event that Landlord approves such plans, Tenant shall install, at its sole cost and expense, such Communications Equipment in accordance with the plans. Prior to the installation of the Communications Equipment, Tenant shall obtain, at its sole cost and expense, all requisite permits and approvals necessary for the installation and operation of the Communications Equipment. All work shall be performed in a safe, good and workmanlike manner.

              (c) Tenant agrees to (i) keep the Equipment Space and the Communications Equipment in good order and repair and to promptly repair all damage to the Building caused by Tenant, its agents, contractors and employees; and (ii) not disrupt, interfere or otherwise adversely affect or interfere with other providers of services to the Building; and (iii) promptly eliminate any interruption with the communications facilities and/or equipment of communications service providers located at and/or servicing the Building existing as of the date that Tenant installs the Communications Equipment. Landlord agrees to either include similar language in any other leases/licenses for communications providers at the Building or to use reasonable efforts, without unreasonable expense, to cause such other tenants/licensees to avoid unreasonable interference with Tenant's Communications Equipment or, in the alternative, to assign its enforcement rights under such leases/licenses to Tenant.

          31. PARKING RIGHTS. At all times during the Term of this Lease, Landlord agrees to provide Tenant with the use of up to seven (7) parking spaces per 1,000 rentable square feet of the Demised Premises, rent-free, of which (A) one (1) parking space per 1,000 rentable square feet of the Demised Premises shall be reserved, and (B) six (6) parking spaces per 1,000 rentable square feet of the Demised Premises shall be non-reserved. The location of the reserved parking spaces shall be as set forth on Exhibit "H" attached hereto and made a part hereof.

          32. COMMUNICATIONS SERVICE.

              Tenant shall have the non-exclusive right to be a provider of fiber optic telephone service to the Building. Landlord agrees that, so long as this Lease remains in full force and effect and e.spire Communications, Inc. is providing fiber optic telephone service to the Building, Landlord shall either
(A) include language in future tenant proposals that e.spire Communications, Inc. is a provider of communications service to the Building, or (B) advise all existing tenants at the Building that e.spire Communications, Inc. is a provider of communications service to the Building. Notwithstanding the foregoing, nothing herein shall be deemed to preclude Landlord from, by way of example and without limitation, contracting with or authorizing other communications and/or telephone service providers to provide services to the Building that are the same or similar to those provided by Tenant, nor shall the foregoing preclude Landlord from informing prospective and/or existing tenants of the Building as to the availability of such service from other providers.

          33. HOLDING-OVER. Should Tenant continue to occupy the Demised Premises after the expiration of the Term, including any renewal or renewals thereof, or after a forfeiture incurred, such tenancy shall (without limitation of any of Landlord's rights or remedies therefor) be one at sufferance at a minimum monthly rental equal to one hundred twenty-five percent (125%) of the rent payable for the last month of the Term for each of the first three (3) months (or portions thereof) of such holdover period, and for each month thereafter at a minimum monthly rent equal to one hundred fifty percent (150%) of the rent payable during the last month of the Term.

          34. SECURITY INTEREST. Intentionally Omitted.

          35. FINANCIAL STATEMENTS. Upon the request of any mortgagee, prospective mortgagee or prospective purchaser of the Property, but in no event more than twice annually, Tenant shall provide to Landlord complete copies of Tenant's latest annual financial statements and such other public or readily available information as may be reasonably requested by such mortgagee and/or purchaser.

          36. RENT TAX. If, during the Term, including any renewal or extension thereof, any tax is imposed upon the privilege of renting or occupying the Demised Premises or upon the amount of rentals collected therefor, Tenant will pay each month, as additional rent, a sum equal to such tax or charge that is imposed for such month, but nothing herein shall be taken to require Tenant to pay any income, estate, inheritance or franchise tax imposed upon Landlord.

          37. QUIET ENJOYMENT. So long as Tenant is not in default of its obligations under this lease beyond all applicable notice and cure periods hereunder, Tenant shall quietly have and enjoy the Demised Premises during the term of this Lease without hindrance or molestation by anyone claiming by or through Landlord, subject, however, to the exceptions, reservations and conditions of this Lease.

          38. NOTICES. All notices required to be given by Landlord to Tenant shall be sufficiently given., by overnight express delivery service or by courier service delivery against written receipt or signed proof of delivery, or mailing the same by registered or certified mail, return receipt requested, to Tenant's Address. Notices given by Tenant to Landlord must be given by registered or certified mail, return receipt requested, overnight express delivery service or by courier service delivery against written receipt or signed proof of delivery, to Landlord at Landlord's Address, with a copy to the Property Manager, and to such other person and address as Landlord may from time to time designate in writing.

          39. MISCELLANEOUS.

              (a) Landlord and Tenant each represents and warrants to the other that it has dealt with no broker, agent or other intermediary in connection with this Lease other than Landlord's Broker and Tenant's Broker, described in
Section 13 of the Fundamental Lease Provisions, and that insofar as it knows, no other broker, agent or other intermediary negotiated this Lease or introduced Tenant to Landlord or brought the Building to Tenant's attention for the lease of space therein. Each of Landlord and Tenant agrees to indemnify, defend and hold the other and its partners, employees, agents, their officers and partners, harmless from and against any claims made by any broker, agent or other intermediary claiming through the indemnifying party other than Landlord's Broker or Tenant's Broker, with respect to a claim for broker's commission or fee or similar compensation brought by any person in connection with this Lease, provided that the other party has not in fact retained such broker, agent or other intermediary. Landlord agrees to pay all commissions payable to Landlord's Broker pursuant to a separate


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agreement between Landlord and Landlord's Broker. Landlord's Broker shall pay
Tenant's Broker A co-brokerage commission pursuant to a separate agreement between Landlord's Broker and Tenant's Broker.

              (b) The word "Tenant" as used in this Lease shall be construed to mean tenants in all cases where there is more than one tenant, and the necessary grammatical changes required to make the provisions hereof apply to corporations, partnerships or individuals, men or women, shall in all cases be assumed as though in each case fully expressed. This Lease shall not inure to the benefit of any assignee, heir, legal representative, transferee or successor of Tenant except in accordance with the provisions of Section 3 of this Lease. Subject to the foregoing limitation, each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of Tenant and its heirs, legal representatives successors and assigns.

              (c) The term "Landlord" as used in this Lease means the fee owner of the Building or, if different, the party holding and exercising the right, as against all others (except space tenants of the Building) to possession of the entire Building. In the event of the voluntary transfer of such ownership or right to a successor-in-interest of Landlord, Landlord shall be freed and relieved of all further liability and obligation hereunder which shall thereafter accrue (and, as to any unapplied portion of Tenant's security deposit, Landlord shall be relieved of all liability therefor upon transfer of such portion to its successor in interest) and Tenant shall look solely to such successor in interest for the performance of the covenants and obligations of the Landlord hereunder (either in terms of ownership or possessory rights). The successor in interest shall not (i) be liable for any previous act or omission of a prior landlord; (ii) be subject to any rental offsets or defenses against a prior landlord; (iii) be bound by any payment by Tenant of Annual Base Rent in advance in excess of one (1) month's rent; or (iv) be liable for any security not actually received by it. Subject to the foregoing, the provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of Landlord.

              (d) Notwithstanding anything to the contrary contained in this Lease, it is expressly understood and agreed by Tenant that none of Landlord's covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord or its partners, shareholders or trustees, or any of their respective partners, shareholders or trustees, and any liability for damage or breach or nonperformance by Landlord, or for Landlord's negligence, shall be collectible only out of Landlord's interest in the Building and no personal liability is assumed by, nor at any time may be asserted against, Landlord or its partners, shareholders or trustees or any of its or their partners, shareholders, trustees, officers, agents, employees, legal representatives, successors or assigns, if any; all such liability, if any, being expressly waived and released by Tenant. Notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord be liable to Tenant for any consequential damages, lost profits, loss of business or other similar damages, regardless of whether the same arises out of the negligence of Landlord, its agents or employees.

              (e) Landlord and Landlord's agents have made no representation, agreements, conditions, warranties, understandings, or promises, either oral or written, other than as herein set forth, with respect to this Lease, the Building, the Property, the Demised Premises, or otherwise.


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              (f) Time is of the essence of this Lease and all of its
provisions.

              (g) If Landlord is delayed or prevented from performing any of its obligations under this Lease by reason of causes beyond Landlord's control, the period of such delay or prevention shall be deemed added to the time herein provided for the performance of any such obligation by Landlord. If Tenant is delayed or prevented from performing any of its non-monetary obligations under this Lease (i.e., other than payment of rent) by reason of causes beyond Tenant's control, the period of such delay or prevention shall be deemed added to the time herein provided for the performance of any such non-monetary obligation by Tenant.

          40. PRIOR AGREEMENT, AMENDMENTS. This Lease, the exhibits, and any riders attached hereto and forming a part hereof set forth all of the promises, agreements, conditions, warranties, representations and understandings between Landlord and Tenant relative to the Premises and this leasehold. No alteration, amendment, modification, waiver, understanding or addition to this Lease shall be binding unless reduced to writing and signed by the party against whom enforcement is sought. Tenant agrees to execute any amendment to this Lease required by a mortgagee of the Building, which amendment does not materially adversely affect Tenant's rights or obligation hereunder.

          41. CAPTIONS. The captions of the paragraphs in this Lease are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.

          42. SEVERABILITY If any provision contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease (and the application of such provision to the persons or circumstances, if any, other than those as to which it is invalid or unenforceable) shall not be affected thereby, and each and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

          43. GOVERNING LAW. This Lease shall be governed by and construed in accordance with the laws of the State in which the Property is located.

          44. DELIVERY FOR EXAMINATION. DELIVERY OF THE LEASE TO TENANT SHALL NOT BIND LANDLORD IN ANY MANNER, AND NO LEASE OR OBLIGATIONS OF LANDLORD SHALL ARISE UNTIL THIS INSTRUMENT IS SIGNED BY BOTH LANDLORD AND TENANT.

          45. YEAR 2000. Landlord represents that, TO Landlord's knowledge, all equipment, software product, appliances and systems necessary for the proper operation of the elevators, HVAC systems, utility systems, security systems (other than those installed by Tenant) and power supply systems located within the Building and the Demised Premises (other than items installed by Tenant) are Year 2000 Compliant. Notwithstanding the foregoing, Landlord makes no representation or warranty as to the performance or functionality of any equipment, products, appliances and systems located outside of the Building (including, without limitation, those owned or controlled by any utility provider servicing the Building). "Year 2000 Compliant" shall mean that neither the performance nor the functionality of such systems and facilities will be affected by the date "January 1, 2000" or specific dates prior or subsequent


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thereto. In the event that such equipment, products, systems and facilities are not Year 2000 Compliant and the performance or functionality of such equipment, products, Systems and facilities are adversely affected as a result thereof, then Landlord shall promptly take reasonable actions to restore such systems and facilities to the performance and functionality levels which existed immediately prior thereto.

          46. SKYLIGHT. Landlord agrees to install a skylight in the Demised Premises pursuant to plans prepared by Blackney Hayes Architects which have been approved by Landlord and Tenant. Landlord agrees to contribute the initial Forty-Thousand Dollars ($40,000) towards the actual "hard" costs incurred in connection with the construction of the skylight. All hard costs in excess of $40,000 shall be divided equally between Landlord and Tenant. Notwithstanding the foregoing, in no event shall Landlord's total contribution exceed Sixty Thousand Dollars ($60,000) in the aggregate.

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              IN WITNESS WHEREOF, the parties hereto have executed this Lease or caused this Lease to be executed by their duly authorized representatives the day and year first above written.

                                    LANDLORD:

                                    COLGATEDRIVE ASSOCIATES, L.P.,
                                    a Pennsylvania limited partnership


                                    By:     COLGATEDRIVE, INC.,
ATTEST:                                     its general partner

                                            By:
--------------------------                     --------------------------------
                                            Name:     Michael O'Neill
                                            Title:    President

                                    TENANT:

ATTEST                              e.spire COMMUNICATIONS, INC.


                                    By:
--------------------------             -----------------------------------------
                                    Name:   Riley M. Murphy
                                    Title:  Executive Vice President/ Secretary


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